CitiStreet Funds, Inc.
N-SAR Filing dated 12/31/2002
Item 77Q3

Section (a)(i): Based upon their evaluation of the registrant's disclosure controls and procedures as conducted within 90 days of the filing date of this report, the registrant's chief executive officers and chief financial officer have concluded that those disclosure controls and procedures provide reasonable assurance that the material information required to be disclosed by the registrant in the reports it files or submits under the Securities Exchange Act of 1934, as amended (the "1934 Act"), is recorded, processed, summarized and reported in substantial compliance with the 1934 Act and the Commission's rules and forms thereunder.

Section (a)(ii): There were no significant changes in the registrant's internal controls or in other factors that could significantly affect these controls subsequent to the date of their last evaluation.

Section (a)(iii): Certifications of the chief executive officers (Chairman of the Board and President) and chief financial officer (Treasurer) of the registrant are attached.